Exhibit 10.9

COR3&CO

COR3 & Co. (Holdings) Limited (CT-398578)

No. 184, Persiaran S2 B1, Seremban 2, 70300 Seremban, Negeri Sembilan, Malaysia

Tel: 06-601 5313 / 06-601 7094 / 06-601-1876 Fax: 06-601-5668 Website: www.cor3co.com

1st June 2023

PWA CHONG CHIN

184, Persiaran S2 B1, Seremban 2,

70300 Seremban, Negeri Sambilan

Dear Mr. Pwa:

Re: Director Offer Letter

COR3 & Co. (Holdings) Limited, a Cayman Islands limited liability company (the “Company” or “we”), is pleased to offer you a position as a member of its board of directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation in the Board. Should you choose to accept this position as a member of the Board, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective upon the date hereof. Your term as a director shall commence from the date hereof and shall continue subject to the Company’s memorandum and articles of association, as amended from time to time, provisions in Section 9 below or until your successor is duly elected and qualified. The position shall be up for re-election every three years at the annual shareholder’s meeting, and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render customary services as a member of the Board and the Board committees set forth in Schedule A to this Agreement (hereinafter, your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the Board committee(s) of which you are a member as regularly or specially called. You may attend and participate at each meeting via teleconference, video conference or in person. You shall consult with the other members of the Board and Board committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3. Compensation. As compensation for serving on the Board, you will receive a monthly director fee of MYR25,000 per month (Malaysia Ringgit TWENTY FIVE THOUSAND per month) (hereinafter, the “Compensation”) during your term as a director.

The Compensation shall also be subject to the approval of Company’s Board of Directors and/or Compensation Committees (if any).

You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties.

4. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy, if available.

5. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

COR3&CO

COR3 & Co. (Holdings) Limited (CT-398578)

No. 184, Persiaran S2 B1, Seremban 2, 70300 Seremban, Negeri Sembilan, Malaysia

Tel: 06-601 5313 / 06-601 7094 / 06-601-1876 Fax: 06-601-5668 Website: www.cor3co.com

6. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.	Definition. For purposes of this Agreement the term “Confidential Information” means:

(i)	any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged;

(ii)	any information which is related to the business of the Company and is generally not known by non-Company personnel; and

(iii)	Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

(i)	any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

(ii)	information received from a third party in rightful possession of such information who is not restricted from disclosing such information;

(iii)	information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and

(iv)	information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

COR3&CO

COR3 & Co. (Holdings) Limited (CT-398578)

No. 184, Persiaran S2 B1, Seremban 2, 70300 Seremban, Negeri Sembilan, Malaysia

Tel: 06-601 5313 / 06-601 7094 / 06-601-1876 Fax: 06-601-5668 Website: www.cor3co.com

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, or conveyances as may be necessary in respect hereof, and to perfect, obtain, maintain, enforce, and defend any rights assigned or otherwise conveyed.

7. Non-Competition. You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, joint venture, shareholder, employee, broker, agent principal, corporate officer, director, licensor, or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have nay connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates in Malaysia; provided, however, that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you has no active role in the publicly owned company as director, employee, consultant, or otherwise.

8. Non-Solicitation. So long as you are a member of the Board and for a period of 12 months thereafter, you shall not directly or indirectly solicit for employment any individual who was an employee of the Company during your tenure.

9. Termination and Resignation. Your membership on the Board may be terminated for any or no reason by the determination of the Board or by Ordinary Resolution, as defined in the Company’s memorandum and articles of association, as amended. Your membership on the Board or any Board committee shall be terminated if you become of unsound mind, are prohibited by law from acting as a director, or are subject to any other conditions as specified in the Company’s memorandum and articles of association, as amended. Your membership on any Board committee will be terminated on the same effective date when your membership on the Board is terminated. You may also terminate your membership on the Board or any Board Committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”) with a period of 6-months in advance or payment in lieu, and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation. Any securities of the Company that have not vested as of the effective date of such termination or Resignation shall be forfeited and cancelled.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association at its New York office in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be New York law. The seat of arbitration shall be in New York. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

COR3&CO

COR3 & Co. (Holdings) Limited (CT-398578)

No. 184, Persiaran S2 B1, Seremban 2, 70300 Seremban, Negeri Sembilan, Malaysia

Tel: 06-601 5313 / 06-601 7094 / 06-601-1876 Fax: 06-601-5668 Website: www.cor3co.com

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you as an employee of the Company.

14. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of the Company of any questions arising under this Agreement.

[Signature Page Follows]

COR3&CO

COR3 & Co. (Holdings) Limited (CT-398578)

No. 184, Persiaran S2 B1, Seremban 2, 70300 Seremban, Negeri Sembilan, Malaysia

Tel: 06-601 5313 / 06-601 7094 / 06-601-1876 Fax: 06-601-5668 Website: www.cor3co.com

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

COR3 & Co. (Holdings) Limited

By:	/s/ Pwa Chong Tiong
Pwa Chong Tiong
Executive Director

AGREED AND ACCEPTED:

/s/ Pwa Chong Chin
Pwa Chong Chin

COR3&CO

COR3 & Co. (Holdings) Limited (CT-398578)

No. 184, Persiaran S2 B1, Seremban 2, 70300 Seremban, Negeri Sembilan, Malaysia

Tel: 06-601 5313 / 06-601 7094 / 06-601-1876 Fax: 06-601-5668 Website: www.cor3co.com

Schedule A

The Director is offered to serve the following position(s) and/or Board committee(s):

1.	Executive Director

2.	Chairman of the Board